Exhibit 99.1
FOR IMMEDIATE RELEASE
June 16, 2005

GENEREX BIOTECHNOLOGY RAISES $2.0 MILLION
THROUGH ISSUANCE OF ADDITIONAL DEBENTURES

TORONTO, Canada – June 16, 2005 – Generex Biotechnology Corporation (NasdaqSC: GNBT), a leader in the area of buccal drug delivery, announced today that that it has signed a definitive agreement with the holders of its 6% Secured Convertible Debentures for the issuance of additional Debentures and warrants for an aggregate purchase price of $2,000,000. Generex expects to utilize the proceeds from the transaction to fund the initial launch of commercial sales of its flagship product, Oral-lyn™ (a proprietary oral insulin buccal spray product), to accelerate further clinical development activities and for working capital and other general corporate purposes.

The newly issued Debentures will have a term of fifteen (15) months and amortize over thirteen (13) months in thirteen (13) equal monthly installments beginning on the first day of the third month following their issuance. Interest on the principal amount outstanding will accrue at a rate of 6% per annum. Generex may pay principal and accrued interest in cash or, at its option, in shares of common stock. If Generex elects to pay principal and interest in shares of its common stock, the value of each share of common stock will be equal to the lesser of (i) $0.60 and (ii) ninety percent (90%) of the average of the twenty trading day volume weighted average price for the common stock for the twenty trading day period immediately preceding the date of payment. At the option of the holder of each Debenture, the principal amount outstanding under each Debenture is initially convertible at any time after the closing of the transaction into shares of Generex’s common stock at a conversion price of $0.60. In connection with the issuance of the Debentures, Generex will also issue warrants, exercisable for five years, to purchase an aggregate of 2,439,024 shares of Generex’s common stock at the exercise price of $0.82 per share. The conversion price of the newly issued Debentures and the exercise price of the newly issued warrants will be subject to an anti-dilution adjustment upon the issuance by Generex of securities at a price per share less than the then conversion price or exercise price, as applicable.

Generex also agreed to provide registration rights with respect to the securities issuable upon conversion/exercise of the newly issued Debentures and warrants consistent with the registration rights under the Registration Rights Agreement entered into in November 2004 between Generex and the Debenture holders.

Generex also will grant each Debenture holder a further Additional Investment Right, pursuant to which each holder will have the right to purchase detachable units consisting of (a) additional Debentures, having a conversion price of $0.82, in principal amount equal to the principal amount of Debentures issuable to each holder in this transaction and (b) additional warrants entitling the holder thereof to purchase a number of shares of Generex’s common stock equal to 100% of the shares of common stock issuable upon the conversion in full at a $0.82 conversion price (subject to adjustment as set forth therein) (without regard to any restrictions on conversion therein contained) of the additional Debentures contemplated in clause (a) above, at an exercise price equal to $0.82. The further Additional Investment Rights may be exercised at any time after the 181st day after June 16, 2005 and on or prior to the earlier of (i) the close of business on the one-year anniversary after the registration statement for the shares of common stock underlying the newly issued Debentures and warrants has gone effective and (ii) the two year anniversary of the closing of this transaction.

In addition, in connection with this transaction, Generex will issue to a placement agent (i) 170,732 shares of common stock in lieu of a cash fee equal to 7% of the gross proceeds received by Generex and (ii) warrants exercisable into approximately 60,000 shares of common stock at the same exercise price as the newly issued warrants.

About Generex

Generex is engaged in the research and development of drug delivery systems and technologies. Generex has developed a proprietary platform technology for the delivery of drugs into the human body through the oral cavity (with no deposit in the lungs). Generex’s proprietary liquid formulations allow drugs typically administered by injection to be absorbed into the body by the lining of the inner mouth using the Generex’s proprietary RapidMist™ device. Generex’s flagship product, oral insulin (Oral-lyn™), is in late stage clinical trials around the world.

Safe Harbor Statement: This release and oral statements made from time to time by Generex representatives concerning the same subject matter may contain "forward- looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plans," "intends," "believes," "will," "estimates," "forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward- looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Generex cannot be sure when or if it will be permitted by regulatory agencies to undertake additional clinical trials or to commence any particular phase of clinical trials. Because of this, statements regarding the expected timing of clinical trials cannot be regarded as actual predictions of when Generex will obtain regulatory approval for any “phase” of clinical trials. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.